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BACKGROUND FOR MODIFICATION OF 12B-1 PLAN

         The Distribution Assistance, Promotion, and Servicing Plan (the "Plan") set forth below was originally approved by the shareholders of Bridgeway Funds on October 15, 1996 and was only applicable to Class N shares - the only class of shares outstanding as of October 1, 2003. Every year since October 1996, the continuation of the Plan has been approved for another year by a majority of the Board of Directors of Bridgeway Funds including a majority of Directors who are not "interested persons" as defined in the Investment Company Act of 1940 and who have no direct or indirect interest in the operation of the Plan or any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

         In accordance with the Plan, the Board of Directors voted on June 25, 2003 to amend the Plan, subject to shareholder approval, to permit Bridgeway Funds to charge future shareholders of new class(es) of shares a 12b-1 fee up to 0.25% that will be paid by the shareholders of those shares. In approving the new Plan, the Board of Directors determined that modification of the Plan would be prudent and in the best interest of Bridgeway Funds and its shareholders. Such approval by the Board of Directors in a meeting held in person included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit Bridgeway Funds and its shareholders. The modifications necessary for this change have been incorporated into the original Plan below.

                             Bridgeway Funds, Inc.
                      Distribution Assistance, Promotion,
                               and Servicing Plan

        Pursuant to Rule 12b-1 Under the Investment Company Act of 1940
                             (Amended and Restated)

I.       INTRODUCTION

         This Distribution Assistance, Promotion, and Servicing Plan (the "Plan") is designed to conform to the requirements of Rules 12b-1 under the Investment Company Act of 1940 (the "Act") and has been adopted by Bridgeway Funds, Inc. ("Bridgeway Funds") and by Bridgeway Capital Management, Inc. ("Adviser"), Bridgeway Funds' Investment Adviser. Nothing in the Plan will result in additional expenses to shareholders of the existing Class N of shares of Bridgeway Funds (the "Funds" or "Fund") - the only class of shares available as of October 1, 2003 - since the Adviser will continue to pay the distribution expenses associated with these shares.

         The Plan originally approved by shareholders on October 15, 1996 has been modified to accommodate multiple classes of shares based on shareholder approval on September 24, 2003. With this modification, Bridgeway Funds has the right to offer new classes of shares that may accommodate 12b-1 fees up to a maximum of 0.25% to shareholders of these future shares. These fees, if any, may be paid by the shareholders of these new classes of shares according to the guidelines established by the Securities and Exchange Commission pursuant to Rule 12b-1 under the Investment Company Act of 1940.


II.      PLAN OVERVIEW

         Bridgeway Funds and the Adviser both desire to substantially increase the sale of Bridgeway Funds shares in order to (a) spread the cost of Bridgeway Funds' operation over a larger shareholder base and (b) permit Bridgeway Funds to take advantage of certain economies of scale that are available to funds with a larger asset base. The Directors of both Bridgeway Funds and the Adviser believe that the best way to achieve this goal is to establish an account to which the Adviser, in the case of the Class N shares, or the Fund, in the case of new 12b-1 classes of shares, would contribute moneys that will be used to pay for one or more of the following (1) advertising and promotion expenses of all kinds (including cooperative ads placed by brokers and dealers who enter into written agreements with Bridgeway Funds or the Adviser in the future), if any, (2) fulfillment expenses which include the cost of printing and mailing prospectuses and sales literature to prospective shareholders of Bridgeway Funds, (3) sales assistance payments to brokers

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and dealers who may enter into written agreements with Bridgeway Funds in the future relating to the sale of Bridgeway Funds shares, and (4) for reimbursement and/or to compensate brokers, dealers, and other financial intermediaries, such as banks and other institutions, for administrative and accounting services rendered to support this Plan for the accounts of Bridgeway Funds' shareholders who purchase and redeem their shares through such banks or other institutions.


III.     CLASS N SHARES (12B-1 FEES PAID BY ADVISER)

         Existing Class N shares of Aggressive Investors 1, Aggressive Investors 2, Ultra-Small Company, Ultra-Small Company Market, Micro-Cap Limited, Blue Chip 35 Index and Balanced Funds will not be assessed a 12b-1 fee now or in the future. For the Class N shares, the Adviser will reimburse Bridgeway Funds for any expenditure that it may make pursuant to this 12b-1 Plan or alternatively pay the bills directly.

IV.      CLASS R (INITIALLY) NEW 12B-1 CLASS(ES) OF SHARES

         For any class of shares where Bridgeway Funds will utilize some of its assets for distribution purposes, Bridgeway Funds will contribute a sum of money to an account as described above. The Adviser will be responsible for administering this Plan, providing reports on its income and disbursements to the Directors of Bridgeway Funds on a continuing basis, and negotiating and entering into written 12b-1 Distribution Assistance Agreements with brokers, dealers, banks and other financial intermediaries as contemplated by this Plan.

         The level of Distribution Assistance payments to be made to each broker or dealer entering into a written 12b-1 Distribution Assistance Agreement will be set forth in each such Agreement and will be determined by Bridgeway Funds acting as its distributor or another entity acting as the Funds' distributor. It is contemplated that 12b-1 Distribution Assistance payments will be made either monthly or quarterly and will vary directly with the average level of assets comprising the accounts of shareholders in the Funds who are customers of that broker or dealer.

         It is understood by the Directors of Bridgeway Funds and/or an entity acting as the Funds' Distributor that all payments made to this account by Bridgeway Funds in accordance with this Plan will not exceed (when added to other operating expenses of the Funds) the permissible level of operating expense that is permitted pursuant to the terms of any expense limitation arrangement or undertaking in effect from time to time between each of the Funds and the Adviser.

V.       PLAN REPORTING

         The Treasurer of Bridgeway Funds and the Treasurer of the Adviser, or their designees, will prepare and furnish to Bridgeway Funds' Board of Directors, at least quarterly, a written report in compliance with the requirements of Rule 12b-1 which sets forth all amounts expended under the Plan by any and all classes of shares and the purposes for which such expenditures were made.

VI.      TERM OF PLAN

         The Plan will become effective immediately upon approval by (a) a majority of the outstanding voting securities of Bridgeway Funds, and (b) a majority of the Board of Directors of Bridgeway Funds including a majority of the Directors who are not "interested persons" (as defined in the Act) of Bridgeway Funds and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purposes of voting on approval of the Plan.

         The Plan will remain in effect until September 24, 2004, unless earlier terminated in accordance with its terms, and thereafter may continue for successive annual periods if the Plan is approved at least annually by a majority of the Board of Directors of Bridgeway Funds, including a majority of the Directors who are not "interested persons" (as defined in the Act) of Bridgeway Funds and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with

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the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

VII.     AMENDMENT PROCEDURES AND REQUIREMENTS

         The Plan may be amended at any time with the approval of the Board of Directors of Bridgeway Funds, provided that (a) any material amendments to the terms of the Plan will become effective only if approved by a majority of the Board of Directors of Bridgeway Funds, including a majority of the Directors who are not "interested persons" (as defined in the Act) of Bridgeway Funds and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan and (b) any amendment that would result in Bridgeway Funds materially increasing the use of any assets of a class of shares of the Fund for distribution assistance, administrative services, advertising and other expenses would require additional approval by a vote of a majority of the outstanding voting securities of that Fund.

VIII.    TERMINATION

         The Plan is terminable as to Bridgeway Funds or to any of its Funds without penalty at any time by (a) a vote of the majority of the Directors of Bridgeway Funds who are not "interested persons" (as defined in the Act) of Bridgeway Funds and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, (b) a vote of a majority of the outstanding voting securities of Bridgeway Funds, or (c) by the Adviser.

         All agreements with any persons relating to the implementation of the Plan will be subject to termination without penalty, pursuant to the provisions of the paragraph above, and will automatically terminate in the event of their assignment.

IX.      OTHER

         While the Plan is in effect, the selection and nomination of the Directors who are not "interested persons" of Bridgeway Funds (as defined in the Act) will be committed to the discretion of the "disinterested" Directors.


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